Exhibit 21
Subsidiaries of Harris Interactive Inc.
Louis Harris & Associates, Inc.
Wirthlin Worldwide, LLC
Harris Interactive International, Inc.
GSBC Ohio Corporation
Harris Interactive Asia, LLC
The Wirthlin Group International, LLC
Wirthlin UK Limited
HI UK Holdings Limited
Romtec UK Limited
Harris Interactive UK Limited
Teligen UK Limited
Wirthlin Europe Limited
Harris Interactive SAS
Harris Interactive AG
2144798 Ontario Inc.
Harris/Decima, Inc.
Opinion Search Inc.
Harris Interactive Asia Limited
Marketshare Limited
Marketshare Pte. Ltd.